Exhibit (f)













The Board of Directors

July 15, 1996

CONFIDENTIAL

Sterile Concepts Holdings, Inc.
5100 Commerce Road
Richmond, Virginia 23234

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, without par value (the "Shares"), of Sterile Concepts Holdings, Inc. (the "Company") of the cash consideration of $20.00 per Share to be received by such holders pursuant to the Agreement and Plan of Merger dated as of June 10, 1996, among Maxxim Medical, Inc. (the "Acquiror"), Maxxim Acquisition Co.
and the Company (the "Agreement").

Wheat, First Securities, Inc. ("Wheat"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Wheat has provided investment banking services for the Company in the past for which it has recieved customary compensation. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of the Company or the Acquiror for our own account or for the accounts of our customers. Wheat has acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for such services. Wheat will also receive a fee from the Company for rendering this opinion.

In arriving at our opinion, we have, among other things:

1. reviewed the financial and other information contained in the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended September 30, 1995, September 30, 1994 and September 30, 1993, and certain interim reports to Shareholders and Quarterly Reports on Form 10-Q;

2. reviewed the financial and other information contained in the Acquiror's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended October 29, 1995, October 30, 1994, and October 31, 1993, and certain interim reports to Shareholders and Quarterly Reports on Form 10-Q;

3. conducted discussions with members of senior management of the Company and the Acquiror concerning their respective businesses and prospects;

4. reviewed certain publicly available information with respect to historical market prices and trading activity for the Company's Common Stock and for certain publicly traded companies which we deemed relevant;

5. compared the results of operations of the Company with those of certain publicly traded companies which we deemed relevant;

6. compared the proposed financial terms of the transaction with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

7. performed a discounted cash flow analysis of the Company based upon estimates of projected financial performance prepared by the management of the Company;

8. reviewed the Agreement (including the Exhibits thereto) dated June 10, 1996; and

9. reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Acquiror and the Company, and we have not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of the Acquiror and the Company. We have relied upon the management of the Acquiror and the Company as to the reasonableness and achievability of their financial and operational forecasts and projections, and the assumptions and bases therefor, provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the relative merits of the transaction contemplated by the Agreement as compared to any alternative business strategies that might exist for the Company, nor does it address the effect of any other business combination in which the Company might engage.

Our advisory services and the opinion expressed herein are provided to the Company's Board of Directors for use in evaluating the transaction contemplated by the Agreement, are not on behalf of, and are not intended to confer rights or remedies upon the Acquiror or any stockholder of the Acquiror and do not constitute a recommendation to any holder of the Shares as to whether such holder should tender his or her Shares pursuant to the Acquiror's offer or approve the merger. This opinion may not be summarized, excerpted from or otherwise publicly referred to without our prior written consent, except that it may be reproduced in the Schedule 14D-9 relating to the Acquiror's offer.

On the basis of, and subject to the foregoing, we are of the opinion that as of the date hereof the cash consideration of $20.00 per Share to be received by the holders of the Shares is fair, from a financial point of view, to such holders.

Very truly yours,

WHEAT, FIRST SECURITIES, INC.



By: /s/ Schuyler E. Grow
   ---------------------------
     Vice President